Exhibit 10.16

SUBJECT TO MAXIM LEGAL REVIEW

CONFIDENTIAL

June 12, 2025

Carlos Moreira

Chief Executive Officer

WISEKEY INTERNATIONAL HOLDING AG

General-Guisan-Strasse 6 CH-6300 Zug, Switzerland

Re:	Advisory Services in Connection with Potential Spin-Out

Dear Carlos:

We are pleased that WISEKEY INTERNATIONAL HOLDING AG, Inc., a [State] corporation (collectively with its owned or controlled subsidiaries, the “Company”) has decided to retain Maxim Group LLC (“Maxim”) to provide general financial advisory and investment banking services to the Company as set forth herein. This letter agreement (“Agreement”) will confirm Maxim’s acceptance of such retention and set forth the terms of our engagement.

1. Retention. The Company hereby retains Maxim as its financial advisor and investment banker, and Maxim accepts such retention, on the terms and conditions set forth in this Agreement, to provide certain or all of the following services (collectively referred to as the “Advisory Services”):

(a)	assist management of the Company and advise the Company with respect to its strategic planning process, business plans, analysis of markets, positioning, financial models and structuring of a proposed Spin-Out (as defined below);

(b)	assist the Company in determining key business actions in relation to the Spin-Out, including a review of financing requirements, intended to help enhance shareholder value and exposure to the investment community; and

(c)	provide such other financial advisory and investment banking services upon which the parties may mutually agree.

It is expressly understood and agreed that Maxim shall be required to perform only such tasks as may be necessary or desirable in connection with the rendering of its services hereunder and therefore may not perform all of the tasks enumerated above during the term of this Agreement. Moreover, it is further understood that Maxim need not perform each of the above-referenced tasks in order to receive the fees described in Section 3.

Members FINRA & SIPC 300 Park Ave. * New York, NY 10022 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

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2. Information. In connection with Maxim’s activities hereunder, the Company will cooperate with Maxim and furnish Maxim upon request with all information regarding the business, operations, properties, financial condition, management and prospects of the Company (all such information so furnished being the “Information”) which Maxim reasonably deems appropriate and will provide Maxim with access to the Company’s officers, directors, employees, independent accountants and legal counsel. The Company recognizes and consents to the fact that Maxim will rely upon and assume that all Information made available to Maxim hereunder is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company further recognizes and consents to the fact that Maxim will assume that any projections and other forward-looking information provided by it to Maxim will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company recognizes and confirms that Maxim: (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information; and (iii) will not make an appraisal of any assets of the Company. Any advice rendered by Maxim pursuant to this Agreement may not be disclosed publicly without Maxim’s prior written consent. Maxim hereby acknowledges that certain of the Information received by Maxim may be confidential and/or proprietary, including Information with respect to the Company’s technologies, products, business plans, marketing, and other Information which must be maintained by Maxim as confidential. Maxim agrees that it will not disclose such confidential and/or proprietary Information to any other companies in the industry in which the Company is involved. Any public announcement by Maxim relating to the engagement must receive the prior written approval of the Company.

3. Compensation. As consideration for Maxim’s services pursuant to this Agreement, Maxim shall be entitled to receive, and the Company agrees to pay Maxim, the following compensation:

(a)	If the Company completes a spin-out, split-off, sale or similar transaction in which its subsidiary WISeSat.Space AG or a newly created entity owning WISeSat.Space AG (the “Target”) obtains a listing on the Nasdaq, NYSE or NYSE American prior to the Termination Date (“Spin-Out”), then the Company shall pay to Maxim, upon closing of the Spin-Out, a fee equal to three percent (3.0%) (the “Success Fee”) of the Enterprise Value of the Target , as such term is defined herein. The first $1,000,000 of the Success Fee shall be paid in cash. If the Success Fee exceeds $1,000,000 based on Enterprise Value, the portion of the fee exceeding $1,000,000 may be paid, at the Company’s option, either in cash or in common stock of the Target (the “Common Stock”) to be issued to Maxim at the same price per share and/or exchange ratio as Common Stock issued in connection with the Spin-Out. For the sake of clarity, in the event of a Spin-Out in which the Target is determined to have an Enterprise Value of $100 Million, the Success Fee will be $3.0 Million ($100M * 3.0%). The shares of Common Stock that comprise the Success Fee will be registered in connection with the closing of the Spin-Out. If such Common Stock that comprises the Success Fee cannot be registered in connection with the Spin-Out for regulatory reasons, Maxim shall be afforded demand and unlimited piggyback registration rights with respect to the Common Stock. Upon registration, the Common Stock shall be unrestricted and freely tradeable, subject to an agreed upon volume trading restriction, and the Company and/or the Target shall immediately take all necessary steps to ensure that its transfer agent effects immediate delivery of the unrestricted (“clean”) Common Stock to Maxim Partners LLC (or its designees).

For the purposes hereof, the term “Enterprise Value” shall mean, with respect to the Target, the sum of its fully diluted equity value (inclusive of e.g., shares, options, warrants, convertible securities etc.) in the context of the Spin-Out, plus total debt, preferred equity and minority interest, less total cash and cash equivalents.

4. Expenses. In addition to payment to Maxim of the compensation set forth in Section 3 hereof, the Company shall promptly upon request from time to time reimburse Maxim for all reasonable expenses (including, without limitation, fees and disbursements of counsel and all travel and other out-of-pocket expenses) incurred by Maxim in connection with its engagement hereunder. Maxim will provide the Company an invoice and copies of receipts pursuant to its expenses and such expenses shall not exceed $2,000 without prior authorization of the Company; provided that the foregoing limitation and consent shall not apply to legal fees.

Members FINRA & SIPC 300 Park Ave. * New York, NY 10022 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

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5. Indemnification. The Company agrees to indemnify Maxim in accordance with the indemnification and other provisions attached to this Agreement as Exhibit A (the “Indemnification Provisions”), which provisions are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

6. Future Rights. As additional consideration for its services hereunder and as an inducement to cause Maxim to enter into this Agreement, in the event the Company effects a Spin-Out during the term of this Agreement, the Company shall prior to such transaction cause the Target to enter into an agreement with Maxim granting Maxim the right of first refusal to act as sole managing underwriter and book runner, or sole placement agent or sales agent, for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings for which the Target (or any successor to or any subsidiary of the Target) retains the service of an underwriter, agent, advisor, finder or other person or entity in connection with such offering during the twenty-four (24) month period following the creation of the Target. The terms regarding such a potential engagement are enumerated in Exhibit B annexed hereto. In addition, with respect to such offerings, the other terms of Maxim’s engagements shall be memorialized in a separate underwriting, placement agency or other similar agreements that shall set forth such other customary terms and conditions for agreements of this nature. The Target shall not offer to retain any entity or person in connection with any such offering on terms more favorable than terms on which it offers to retain Maxim. Such offer shall be made in writing in order to be effective. Maxim shall notify the Target within ten (10) business days of its receipt of the written offer contemplated above as to whether or not it agrees to accept such retention. If Maxim should decline such retention, the Target shall have no further obligations to Maxim with respect to the offering for which it has offered to retain Maxim.

7. Other Activities. The Company acknowledges that Maxim has been, and may in the future be, engaged to provide services as an underwriter, placement agent, finder, advisor and investment banker to other companies in the industry in which the Company is involved. Subject to the confidentiality provisions of Maxim contained in Section 2 hereof, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of Maxim or of any member, manager, officer, employee, agent or representative of Maxim, to be a member, manager, partner, officer, director, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar nature to the Company’s business, nor to limit or restrict the right of Maxim to render services of any kind to any other corporation, firm, individual or association. Maxim may, but shall not be required to, present opportunities to the Company.

8. Term and Termination; Survival of Provisions. Either Maxim or the Company may terminate this Agreement after the date that is six (6) months following execution of this Agreement with thirty (30) days’ written notice to the other party (the effective date of such termination, the “Termination Date”). The Agreement may be earlier terminated only for Cause (defined hereinafter). In the event of such termination, the Company shall pay and deliver to Maxim : (i) all compensation earned through the Termination Date pursuant to any provision of Section 3 hereof, (ii) all compensation which may be earned by Maxim after the Termination Date pursuant to Section 3 hereof, and (iii) shall reimburse Maxim for all expenses incurred by Maxim in connection with its services hereunder pursuant to Section 4 hereof. All such fees and reimbursements due to Maxim pursuant to the immediately preceding sentence shall be paid to Maxim on or before the Termination Date (in the event such fees and reimbursements are earned or owed as of the Termination Date). Pursuant to this Agreement, “Cause” shall mean gross negligence, willful misconduct or an uncured material breach of this Agreement by Maxim of which the Company has provided Maxim with reasonable notice and opportunity to cure. If, within twelve (12) months after the Termination Date (assuming there is not termination for Cause), either the Company or the Target completes any public or private offering of equity, equity-linked or debt securities or other capital raising activity of the Company with, or receives any proceeds from, any investors who were contacted or introduced by Maxim to the Company in connection with this Agreement, the Company will pay to Maxim upon the closing of such financing or the receipt of such proceeds the compensation set forth in Exhibit B, provided that within ten (10) business days following the Termination Date, Maxim shall provide to the Company a list of all investors contacted or introduced by Maxim. Notwithstanding anything expressed or implied herein to the contrary: (i) any other agreement entered into between Maxim and the Company may only be terminated in accordance with the terms thereof, notwithstanding an actual or purported termination of this Agreement, and (ii) the terms and provisions of Sections 3, 4, 5 (including, but not limited to, the Indemnification Provisions attached to this Agreement and incorporated herein by reference), 6, 8, 9, 10, 11, 15 and 17 shall survive the termination of this Agreement.

Members FINRA & SIPC 300 Park Ave. * New York, NY 10022 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

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9. Notices. All notices will be in writing and will be effective when delivered in person or sent via U .S. Mail or private carrier or via facsimile and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other inwriting:

To the Company:

Carlos Moreira

Chief Executive Officer

WISEKEY INTERNATIONAL HOLDING AG

General-Guisan-Strasse 6 CH-6300 Zug, Switzerland

To Maxim:	James Siegel, Esq. / Clifford Teller Maxim Group LLC 300 Park Avenue New York, NY 10022 Telephone: (212) 895-3508 / (212) 895-3773 Facsimile: (212) 895-3888

10. Governing Law; Arbitration. This Agreement shall be enforced, governed by and construed in accordance with the laws of New York without regard to principles of conflict of laws. Any controversy between the parties to this Agreement, or arising out of the Agreement, shall be resolved by arbitration before the American Arbitration Association (“AAA”) in New York City. The following arbitration agreement should be read in conjunction with these disclosures:

(a)	ARBITRATION IS FINAL AND BINDING ON THE PARTIES;

(b)	THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL;

(c)	PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDING; AND

(d)	THE ARBITRATORS’ AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDING OR LEGAL REASONING AND ANY PARTY’S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

ARBITRATION AGREEMENT. ANY AND ALL CONTROVERSIES, DISPUTES OR CLAIMS BETWEEN MAXIM AND YOU OR YOUR AGENTS, REPRESENTATIVES, EMPLOYEES, DIRECTORS, OFFICERS OR CONTROL PERSONS, ARISING OUT OF, IN CONNECTION WITH, OR WITH RESPECT TO (a) ANY PROVISIONS OF OR THE VALIDITY OF THIS AGREEMENT OR ANY RELATED AGREEMENTS, (b) THE RELATIONSHIP OF THE PARTIES HERETO, OR (c) ANY CONTROVERSY ARISING OUT OF YOUR BUSINESS SHALL BE CONDUCTED BY THE AMERICAN ARBITRATION ASSOCIATION UNDER ITS COMMERCIAL ARBITRATION RULES. ARBITRATION MUST BE COMMENCED BY SERVICE OF A WRITTEN DEMAND FOR ARBITRATION OR A WRITTEN NOTICE OF INTENTION TO ARBITRATE. IF YOU ARE A PARTY TO SUCH ARBITRATION, TO THE EXTENT PERMITTED BY THE RULES OF THE APPLICABLE ARBITRATION TRIBUNAL, THE ARBITRATION SHALL BE CONDUCTED IN NEW YORK, NEW YORK. THE DECISION AND AWARD OF THE ARBITRATORS(S) SHALL BE CONCLUSIVE AND BINDING UPON ALL PARTIES, AND ANY JUDGMENT UPON ANY AWARD RENDERED MAY BE ENTERED IN THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, OR ANY OTHER COURT HAVING JURISDICTION THEREOF, AND NEITHER PARTY SHALL OPPOSE SUCH ENTRY.

Members FINRA & SIPC 300 Park Ave. * New York, NY 10022 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

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11. Amendments. This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

12. Headings. The section headings in this Agreement have been inserted as a matter of reference and are not part of this Agreement.

13. Successors and Assigns; Applicability to Target. The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, neither Maxim nor the Company shall assign any of its obligations hereunder without the prior written consent of the other party. In addition, the Company represents, warrants and covenants that in connection with any Spin-Out, the Company shall cause the Target to assume such rights and obligations set forth in this Agreement as are contemplated to apply to it, including but not limited to compensation, future rights, indemnification obligations and surviving obligations of this Agreement, and the provisions of this Agreement shall apply, mutatis mutandis, to suchTarget.

14. No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party hereto, except those entitled to the benefits of the Indemnification Provisions. Without limiting the foregoing, the Company acknowledges and agrees that Maxim is not being engaged as, and shall not be deemed to be, an agent or fiduciary of the Company’s stockholders or creditors or any other person by virtue of this Agreement or the retention of Maxim hereunder.

15. Waiver. Any waiver or any breach of any of the terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or of any other term or condition, nor shall any failure to insist upon strict performance or to enforce any provision hereof on any one occasion operate as a waiver of such provision or of any other provision hereof or a waiver of the right to insist upon strict performance or to enforce such provision or any other provision on any subsequent occasion. Any waiver must be in writing.

16. Counterparts. This Agreement may be executed in any number of counterparts and by facsimile transmission, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement. Facsimile signatures shall be deemed to be original signatures for all purposes.

17. Disclaimers. The Company agrees that any and all decisions, acts, actions, or omissions with respect to the services contemplated by this Agreement and the other matters contemplated herein shall be the sole responsibility of the Company, and that the performance by Maxim of services hereunder will in no way expose Maxim to any liability for any such decisions, acts, actions or omissions of the Company.

(Signature Page, Exhibit A and B Follow)

Members FINRA & SIPC 300 Park Ave. * New York, NY 10022 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

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If the terms of our engagement as set forth in this letter are satisfactory to you, please confirm by signing and returning one copy of this letter.

Very truly yours,

MAXIM GROUP LLC

By:	/s/ Chris Avery
Chris Avery
Managing Director

By:	/s/ Larry Glassberg
Larry Glassberg
Co-Head of Investment Banking

Agreed to and accepted this 13th day of June, 2025

WiseKey International Holding AG

/s/ Carlos Moreira
Name:	Carlos Moreira
Title:	Chief Executive Officer

/s/ John O’Hara
Name:	John O’Hara
Title:	Chief Financial Officer

(Exhibit A and B Follow)

Members FINRA & SIPC 300 Park Ave. * New York, NY 10022 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

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Exhibit A

INDEMNIFICATION PROVISIONS

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

The Company agrees to indemnify and hold harmless Maxim and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Maxim’s acting for the Company, including, without limitation, any act or omission by Maxim in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement between the Company and Maxim to which these indemnification provisions are attached and form a part (the “Agreement”), any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, including any agency agreement), or the enforcement by Maxim of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Maxim by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.

These Indemnification Provisions shall extend to the following persons (collectively, the “Indemnified Parties”): Maxim, its present and former affiliated entities, managers, members, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder. An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the fees, expenses and disbursements of such counsel shall be borne by the Company. Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company’s written consent. The Company shall not, without the prior written consent of Maxim, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

Members FINRA & SIPC 300 Park Ave. * New York, NY 10022 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

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In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and it stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by Maxim in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by Maxim pursuant to theAgreement.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect. The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.

Members FINRA & SIPC 300 Park Ave. * New York, NY 10022 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

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Exhibit B

FEE SCHEDULE

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

1.	For any private placement in connection with the Spin-Out, the Company or the Target (as applicable) shall pay Maxim a cash fee of five percent (5%) of the amount of capital raised, invested or committed;

2.	For any other offering identified in Section 6 or 8 of the Agreement, the Company or the Target (as applicable) shall:

(i)	pay Maxim a cash fee of seven percent (7%) of the amount of capital raised, invested or committed; and

(ii)	deliver a warrant to Maxim (the “Warrant”) to purchase shares of the common stock of the Target equal to five percent (5%) of the number of shares of common stock underlying the securities issued in the offering. Such Warrant will be issued at each closing of the offering and shall provide, among other things, that the Warrant shall (i) be exercisable at an exercise price equal to the price of the securities (or the exercise price of the securities) issued to the investors in such offering, (ii) expire five (5) years from the date of issuance, (iii) contain standard anti-dilution protection and such other anti-dilution protection provided to the investors in the offering, (iv) include customary registration rights, including the registration rights provided to the investors, (v) contain provisions for cashless exercise and (vi) include such other terms as are normal and customary for warrants of this type.

Members FINRA & SIPC 300 Park Ave. * New York, NY 10022 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com